Exhibit 10.54

ASSET PURCHASE AGREEMENT

dated as of April 11, 2008

by and among

FRIEDMAN’S INC., and

CRESCENT JEWELERS, as SELLERS

and

WHITEHALL JEWELERS, INC., as BUYER

ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this “Agreement”) is dated as of April 11, 2008, by and among Whitehall Jewelers, Inc., a Delaware Corporation (the “Buyer”), and Friedman’s Inc., a Delaware corporation (“Friedman’s”), and Crescent Jewelers, a California corporation and wholly-owned subsidiary of Friedman’s (“Crescent” and together with Friedman’s, each a “Seller” and collectively the “Sellers”). The Buyer and the Sellers are referred to collectively herein as the “Parties.”

          WHEREAS, each of the Sellers is engaged in the business of selling jewelry and incidental services from leased specialty stores (the “Business”);

          WHEREAS, on January 22, 2008 (the “Petition Date”), an involuntary petition for relief (Case No. 08-10161 (CSS)) (the “Friedman’s Case”) under chapter 7 of Title 11, U.S.C. (as amended as of the Petition Date) (the “Bankruptcy Code”), was filed against Friedman’s in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

          WHEREAS, on January 28, 2008 (the “Relief Date”), by Order of the Bankruptcy Court, the Friedman’s Case was converted to a voluntary proceeding under chapter 11 of the Bankruptcy Code;

          WHEREAS, on January 28, 2008 (the “Crescent Petition Date”), a voluntary petition for relief (the “Crescent Case”, and collectively with the Friedman’s Case, the “Bankruptcy Case”) under chapter 11 of the Bankruptcy Code was filed by Crescent in the Bankruptcy Court;

          WHEREAS, on January 28, 2008, an Order was entered by the Bankruptcy Court jointly consolidating the Friedman’s Case and the Crescent Case for procedural purposes;

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and as authorized under Sections 105, 363, 365 and 1146 of the Bankruptcy Code, each of the Sellers desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Sellers, all of Sellers’ right, title and interest in certain properties and assets associated with the Business or ancillary thereto, on the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, Sellers and Buyer are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale and related transactions contemplated by this Agreement and the Ancillary Agreements as defined in Article 1 (the “Transactions”).

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. Definitions.

“Acquired Stores” means the Stores listed on Schedule A.

          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

          “Agreement” has the meaning set forth in the preface above.

          “Ancillary Agreements” means the Bill of Sale, and the Assignment and Assumption Agreement.

          “Assets” means, with respect to any Person, all assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

          “Assumed Liabilities” has the meaning set forth in Section 2(d).

          “Assumption Agreement” has the meaning set forth in Section 7(a)(vi).

          “Assumption Order” means the order to be entered by the Bankruptcy Court, in form and substance acceptable to the Buyer, approving the assumption and assignment of the Purchased Leases by the Sellers to the Buyer.

          “Bankruptcy Case” has the meaning set forth in the preface above.

          “Bankruptcy Code” has the meaning set forth in the preface above.

          “Bankruptcy Court” has the meaning set forth in the preface above.

          “Bill of Sale” has the meaning set forth in Section 7(a)(v).

          “Books and Records” has the meaning set forth in Section 2(a)(vi).

          “Business” has the meaning set forth in the preface above.

          “Business Employees” mean all store-level employees of the Sellers for the Acquired Stores employed by the Sellers immediately prior to the Closing.

          “Buyer” has the meaning set forth in the preface above.

          “Cash” means cash and cash equivalents.

          “Cash on Hand” means Cash in the cash registers at the Acquired Stores or otherwise held at the Acquired Stores.

          “Closing” has the meaning set forth in Section 2(j)(i).

          “Closing Date” has the meaning set forth in Section 2(j)(i).

          “Consignment Goods” means and refers to goods being held by Sellers for sale on consignment from Sellers’ vendors pursuant to consignment agreements, consignment memoranda, and/or terms of consignment.

          “Consignment Order” means and refers to Final Order Pursuant to 11 U.S.C. Sections 105 and 363 Authorizing Payment of Prepetition Claims of Consignment Vendors, Providing Adequate Protection and Approving Procedures Regarding Consigned Goods.

          “Contract” means any binding contract, agreement, arrangement, license, lease, commitment, sale and purchase order, and other instrument or understanding of any kind, whether written or oral, express or implied.

          “Cost File” means Sellers’ master cost file as represented in the Sellers’ financial stock ledger as of the Closing Date.

          “Cost Value” means, with respect to each item of Inventory (other than Defective Inventory) on the Closing Date, the average standard cost (determined by applicable merchant accounting unit for such item of Inventory as reflected in Sellers’ Cost File), which average standard cost is inclusive of freight and shipping charges. With respect to Defective Inventory, “Cost Value” shall mean the value the Sellers and Buyer agree upon for such item during the Inventory Taking.

          “Cure Amounts” means all pre-petition and post-petition cure amounts under Purchased Leases including amounts which accrued prior to the Closing Date which are not payable until after the Closing Date.

          “Defective Inventory” means any item of inventory agreed upon and identified by Buyer and Sellers as damaged or defective or otherwise not salable in the ordinary course because it is dented, worn, scratched, broken, broken sets, faded, torn, mismatched, non-redeemed or layaway altered merchandise or merchandise affected by other similar defects rendering it not first quality (such as, for example, watches that are not running, watches without boxes, watches without applicable instructions, and pierced earrings without backs).

          “Delayed Assumption Date” is defined in Section 2(l).

          “Distribution Center” means the Sellers’ distribution center located at 4550 Excel Parkway, Addison, Texas.

          “Employee Plan” means all plans, practices and arrangements, written or unwritten, formal or informal, whether applicable to a group of individuals or a single individual, and whether active, frozen or terminated, providing compensation (other than salary or wages) or other benefits of any type or nature with respect to the Business Employees, including but not limited to all plans providing benefits for such employees that are employee benefit plans as defined in Section 3(3) of ERISA.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “Excluded Assets” has the meaning set forth in Section 2(b).

          “Excluded Consignment Goods” has the meaning set forth in Section 2(c).

          “Expedited Procedures Motion” means Motion of the Debtors and Debtors-in-Possession for an Order, Pursuant to Sections 105, 363 and 365(a) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004 and 6006, (A) Approving Expedited Procedures for Rejection of Executory Contracts and Unexpired Leases; (B) Approving Expedited Procedures for Assumption and Assignment of Executory Contracts and Unexpired Leases; and (C) Authorizing the Debtors to Conduct Store Closing Sales or “Going Out of Business Sales”.

          “Expedited Procedures Order” means that order entered by the Bankruptcy Court, in form and substance acceptable to the Buyer, approving the relief requested by the Expedited Procedures Motion.

          “Final Inventory Reconciliation” has the meaning set forth in Section 2(g)(i)(B).

          “Final Order” shall mean an order or judgment, the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for reargument has been taken or been made and is pending for argument.

          “Government Agreements” means collectively (i) that certain Superseding Agreement between Friedman’s Inc. and the United States Attorney’s Office for the Eastern District of New York, dated as of December __, 2005, (ii) that certain Agreement Between Crescent Jewelers and the United States Attorney’s Office for the Eastern District of New York, dated as of July 13, 2006, and (iii) any other agreement between Friedman’s Inc. or Crescent Jewelers and any Governmental Entity.

          “Governmental Entity” means any federal, state, local or foreign court, administrative or regulatory agency or commission or other governmental authority or instrumentality, or any arbitral tribunal.

          “Gross Rings” has the meaning set forth in Section 2(i)(iii).

          “Interim Sale Period” has the meaning set forth in Section 2(i)(iii).

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

          “Inventory” means all supplies and items of inventory owned by Sellers (including, Layaway Inventory and Defective Inventory for which Buyer and Sellers can agree upon a Cost Value), located in the Acquired Stores as of the Closing Date and Purchased Consignment Goods.

          “Inventory Date” has the meaning set forth in Section 2(i)(i).

          “Inventory Completion Date” has the meaning set forth in Section 2(i)(i).

          “Inventory Dispute Period” has the meaning set forth in Section 2(i)(iv).

          “Inventory Taking” has the meaning set forth in Section 2(i)(i).

          “Inventory Taking Instructions” has the meaning set forth in Section 2(i)(i).

          “Inventory Taking Service” has the meaning set forth in Section 2(i)(i).

          “Interim Sale Period” has the meaning set forth in Section 2(i)(iii).

          “Layaway Deposits” means the aggregate amount of all customer deposits (based upon the Sellers’ books and records) in respect of Layaway Inventory.

          “Layaway Inventory” means all items of inventory held at the Acquired Stores on layaway, in each case, where the goods subject to layaway are properly identified, segregated, and in a condition as described in the documentation.

          “Leases” means all real property leases, including all written amendments, modifications and renewals thereto, to which either Seller is a party as a lessee.

          “Lease Assumption Documents” has the meaning set forth in Section 2(l).

          “Lenders” means each of the lenders of the Sellers for borrowed money.

          “Letter of Credit” has the meaning set forth in Section 2(g)(i)(C).

          “Liability” means any debt, liability, duty, responsibility, obligation, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, including all costs and expenses relating thereto.

          “Lien” means any and all claims, liens, encumbrances, interests, obligations, security interests, judgments, and charges of every nature whatsoever.

          “Lowest Store Price” has the meaning set forth in Section 2(i)(ii).

          “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          “Parties” has the meaning set forth in the preface above.

          “Permitted Liens” means (i) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable, (ii) Liens described in Schedule B which will be and are discharged or released either prior to, or simultaneously with, the Closing, (iii) retention of title agreements with suppliers entered into in the Ordinary Course of Business, (iv) encroachments, overlaps, Liens and other title defects, easements and encroachments that do not, individually or in the aggregate, materially impair the marketability of title to Purchased Leases or the continued use as currently conducted of the assets to which such Liens or other title defects, easements or encroachments relate and (v) Liens with respect to any of the Purchased Assets and created by or resulting from the acts or omissions of Buyer or this Agreement.

          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity (or any department, agency, or political subdivision thereof).

          “PLU” means price look up.

          “Property Tax” means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Entity (to include specifically ad valorem property or real estate taxes and any payments made to a Government Entity in lieu of such ad valorem property or real estate taxes).

          “Purchased Assets” has the meaning set forth in Section 2(a).

          “Purchased Consignment Goods” means (i) first quality, finished, saleable Consignment Goods located in the Acquired Stores as of Closing Date the purchase of which is designated by the Sellers, at the Sellers’ sole option, prior to commencement of the Inventory Taking and consented to by the subject vendor, at its sole option, as of the Closing Date, and (ii) first quality, finished, saleable Consignment Goods located in any of the Sellers’ Stores consigned by Bulova (excluding Wittnaur), Rosy Blue and Summit; provided, that Sellers’ request and such vendors consent to the Buyer’s purchase of such goods prior to Closing Date.

          “Purchased Leases” means all Leases of Sellers for the Acquired Stores that are assumed and assigned to Buyer on or after the Closing Date, together with all security deposits related thereto and all permanent fixtures, improvements and appurtenances thereto and associated with such Purchased Leases, subject to the rejection of up to fifteen (15) Leases by the Buyer on or prior to the Delayed Assumption Date pursuant to Section 2(l) hereof.

          “Purchased Permits” has the meaning set forth in Section 2(a)(v).

          “Remaining Cash Payment” means the Cash Payment less the Initial Cash Payment.

          “Retail Value” shall mean, with respect to each item of Inventory, the lower of (x) the lowest ticketed or marked price of such item in the Store Closing Location on the Closing Date, and (y) the price for such item as reflected in Sellers PLU file.

          “Retained Liabilities” shall mean all of the claims, liabilities, obligations or indebtedness of any nature whatsoever of the Sellers other than the Assumed Liabilities, including without limitation, all liabilities indicated as Retained Liabilities in Section 2(d).

          “Sale Motion” has the meaning set forth in Section 5(e)(i).

          “Sale Order” has the meaning set forth in Section 5(e)(ii).

          “Securities Act” means the Securities Act of 1933, as amended.

          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Sellers” has the meaning set forth in the preface above.

          “SKU” means the unique stock keeping unit identifier assigned to identical pieces of Inventory.

          “Stores” means the Sellers’ retail locations where the Seller conducts its business.

          “Tangible Personal Property” has the meaning set forth in Section 2(a)(i).

          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          “Tax Return” means any all federal, state, county and local tax returns and other returns and reports which were required to be filed in respect of all Taxes, levies, license, registration and permit fees, charges or withholding of any nature whatsoever.

          “Ten-Day Notice” means that 10-day notice to landlords of the Buyers’ intention to assume the subject Purchased Lease required pursuant to the Expedited Procedures Motion.

          “Transactions” has the meaning set forth in the preface above.

          “Transaction Consideration” has the meaning set forth in Section 2(g).

          “Transferred Employees” has the meaning set forth in Section 5(g)(i).

          “Transition Period” means the period of 90 days following the Closing Date.

          “Warranties” has the meaning set forth in Section 2(a)(vii).

2. Purchase and Sale of Assets; Assumption of Liabilities.

          (a) Purchased Assets. On the terms and subject to the conditions set forth herein, on the Closing Date, the Sellers shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase and accept from the Sellers, free and clear of all Liens (other than the Permitted Liens), all of the Sellers’ right, title and interest in and to the Assets of the Sellers described below (hereinafter, collectively referred to as the “Purchased Assets”):

          (i) All furniture and furnishings, computers, office supplies, fixtures, leased personal property and other tangible personal property of every kind and description located in the Acquired Stores (collectively, the “Tangible Personal Property”);

(ii) All Inventory (other than Purchased Consignment Goods) located in the Acquired Stores (the “Purchased Inventory”);

(iii) All Purchased Consignment Goods, wherever located;

(iv) All of Sellers’ right, title and interest in and to the Purchased Leases;

(v) The Licenses and Permits listed or described in Schedule C required for the operation of the Acquired Stores (the “Purchased Permits”), if and to the extent legally transferable by sale;

          (vi) All books, records, data on hard drives, documents, drawings, reports, data, designs, policies and procedures, and safety, operations, instruction and/or maintenance manuals exclusively or principally relating to the Purchased Assets or the Acquired Stores (collectively, “Books and Records”), provided that Sellers shall retain the rights to inspect, copy and use such Books and Records in connection with the claims and causes of action constituting Excluded Assets pursuant to Sections 2(b)(viii) and 2(b)(ix) below or to the extent otherwise reasonably necessary for the operation or wind down of the remainder of the Sellers’ estates;

          (vii) All unexpired warranties, indemnities, and guarantees made or given by manufacturers, overhaulers, assemblers, refurbishers, vendors, service providers and other comparable third parties to the extent relating to the Purchased Assets, whether provided in connection with the purchase of equipment or entered into independently of such purpose, in each case to the extent permitted by the terms of such warranty, indemnity or guarantee (collectively, the “Warranties”);

(viii) all prepaid assets and deposits exclusively or principally relating to the Purchased Assets;

(ix) All goodwill and other intangible assets associated exclusively or principally with the Purchased Assets; and

          (x) all originals and/or copies of all customer, mailing and supplier lists and other books, records, reports, studies, files, advertising materials and documents of Sellers related exclusively to the customers of any of the Acquired Stores.

          (b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, all Assets which are not Purchased Assets (herein referred to as the “Excluded Assets”), shall be retained by the Sellers and are not being sold or transferred to the Buyer hereunder (including, without limitation, all Cash).

          (c) Special Provision for Consignment Goods. Prior to the Closing, the Sellers shall be solely responsible for segregating and securing all Consignment Goods. After the Closing, the Sellers and Buyer shall cooperate in the segregating, inventorying, securing, removal, reconciling and any other handling of the Excluded Consignment Goods. Sellers shall be responsible for the allocation and distribution of that portion of the Cash Payment allocable to Purchased Consignment Goods. Buyer shall permit Consignment Goods to be stored at the

Acquired Stores, and Buyer shall establish reasonable policies and procedures to safeguard the Consignment Goods. Any Consignment Goods which are not Purchased Consignment Goods shall be excluded from Purchased Assets hereunder (“Excluded Consignment Goods”) ; IT BEING EXPRESSLY UNDERSTOOD THAT CONSIGNMENT GOODS SHALL ONLY BE DEEMED TO BE PURCHASED CONSIGNMENT GOODS IN THE SOLE DISCRETION OF THE SELLERS AND WITH THE CONSENT OF THE VENDOR THAT SUPPLIED SUCH CONSIGNMENT GOODS. Within thirty (30) days of the Closing Date, Sellers shall cause all Excluded Consignment Goods to be removed from all Acquired Stores. Buyer shall have no liability for segregating, securing, removing or any other handling of the Excluded Consignment Goods, but shall take commercially reasonable means to secure and safeguard such goods while in Buyer’s possession. Buyer shall have no authority to sell any Excluded Consignment Goods, but shall timely remit to the Sellers the payments required to be made by the Consignment Order to the extent any Excluded Consignment Goods are inadvertently sold or otherwise knowingly disposed of. Vendors of Consignment Goods shall have recourse solely against the Sellers with respect to Excluded Consignment Goods pursuant to the terms of the Consignment Order.

          (d) Assumed Liabilities. Except for Assumed Liabilities, Buyer shall not assume any obligations or liabilities of Sellers, including but not limited to environmental and employment-related liabilities and obligations, whether known or unknown, disputed or undisputed, contingent or non-contingent, liquidated or unliquidated or otherwise. Effective as of the Closing Date, the Buyer shall assume and thereafter in due course pay, fully satisfy, discharge and perform the Liabilities of Sellers specifically referred to in this Section 2(d) hereinafter, collectively, the “Assumed Liabilities”), as follows:

          (i) All Liabilities of Sellers under Purchased Leases arising after the Closing Date; provided, however, Buyers shall be responsible for all Cure Amounts with respect to Purchased Leases as ultimately determined by the Bankruptcy Court.

          (ii) All Liabilities relating to ownership or use of the Purchased Assets by the Buyer or otherwise relating to the Buyer’s operation of the Acquired Stores, in each case solely to the extent arising after the Closing.

(iii) All Liabilities relating to the Purchased Consignment Goods, solely to the extent arising after the Closing.

          (e) Retained Liabilities. Buyer shall not assume or agree to pay, satisfy, discharge or perform, or take or agree to take any of the Purchased Assets subject to, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered to the Buyer at the Closing pursuant hereto, or as a result of the consummation of the transactions contemplated hereby, to have assumed, or to have agreed to assume, pay, satisfy, discharge or perform, or take, or to have agreed to take, any of the Retained Liabilities and such Retained Liabilities shall remain the responsibility of the Sellers. Buyers shall be, and the Sale Order shall expressly provide that Buyers shall not be considered a successor employer and shall not have successor employer liability with respect to any employee benefits, collective bargaining agreement, the WARN Act, COBRA, and/or any severance or key employee retention bonus program.

          (f) Reserved.

          (g) Transaction Consideration. In consideration of the Transactions contemplated hereunder (the “Transaction Consideration”), Buyer shall:

          (i) pay in respect of Inventory, other than Purchased Consignment Goods, an all cash amount (such amount, as the same may be adjusted after the Closing in accordance with this Agreement, the “Cash Payment”) to Sellers in the aggregate amount equal to the sum of (i) sixty-three (63%) percent of the aggregate Cost Value of the Inventory as of the Closing Date (other than Layaway Inventory) and (ii) sixty-three (63%) percent of the aggregate Cost Value of Layaway Inventory as of the Closing Date less the amount of Layaway Deposits, payable as follows:

(A)

On the Closing Date, Buyer shall (i) deliver to Sellers an aggregate of sixty-seven percent (67%) of the Cash Payment less 50% of the fees and expenses of the Inventory Taking Service (the “Initial Cash Payment”), (ii) deliver to Seller a Letter of Credit pursuant to Section 2(g)(i)(C), and (iii) shall deliver to Sellers an additional amount in cash equal to $40,000 as reimbursement for certain expenses incurred in connection with planned closing sales. For the purposes of determining the amount of the Cash Payment on the Closing Date, the Cost Value of the Inventory as of the Closing Date shall be calculated based upon the Sellers’ Cost Value of such Inventory (other than Purchased Consignment Goods), provided, that the final amount of the Cash Payment shall be determined following the Final Inventory Reconciliation.

(B)

Following the Closing and after completion and verification of the Inventory Taking in the Acquired Stores (the “Final Inventory Reconciliation”), Buyer and Sellers shall determine the amount of the Cash Payment after accounting for the Final Inventory Reconciliation and any adjustments provided for in this Section 2(i).

(C)

To secure its obligations to tender payment of the Remaining Cash Payment, Buyer shall deliver to Sellers an irrevocable standby letter of credit in an original face amount equal to Remaining Cash Payment, naming Sellers (or their designee) as beneficiary (substantially in the form of Exhibit A, the “Letter of Credit”), which shall be issued by a bank selected by Buyer and reasonably acceptable to Sellers, and shall contain terms, provisions and conditions mutually acceptable to Buyer and Sellers. In the event that Buyer fails to timely pay the undisputed portion of the Remaining Cash Payment within two (2) business days after the Final Inventory Reconciliation, Sellers shall be entitled to draw on the Letter of Credit to fund such amount or obligation following five (5) days’ written notice to Buyer of Sellers’ intention to do so

(which notice shall not be required if Buyer shall be a debtor under title 11, United States Code). The Letter of Credit shall expire on the date sixty (60) days after the Closing Date, provided, however, in the event that Buyer shall have paid to Sellers the Remaining Cash Payment (net of any adjustments as provided for herein), Sellers agree to surrender the original Letter of Credit to the issuer thereof together with written notification that the Letter of Credit may be terminated.

(D)

To the extent that at the expiration of the Inventory Dispute Period the Final Inventory Reconciliation shows that the amounts paid to Sellers in respect of the Cash Payment exceeded the amount due Sellers in respect of the Cash Payment, then Sellers shall cause any overpayment to be immediately refunded to Buyer.

          (ii) subject to the consent required pursuant to Section 2(c), pay in respect of Purchased Consignment Goods, after completion and verification of the Inventory Taking of Purchased Consignment Goods, an all cash amount to Sellers in an amount equal to such amount agreed to among the Buyer, Sellers and the respective vendors of such Purchased Consignment Goods. Except for Buyer’s obligation to remit such payment, it is expressly understood that Buyer shall have no liability for segregating, securing, inventorying or any other handling of the Purchased Consignment Goods, or the proceeds thereof, and Seller hereby indemnifies Buyer for all claims and causes of action arising therefrom (including, without limitation, reasonably attorney’s fees of Buyer).

          (h) Petty Cash. Buyer shall reimburse Sellers for the actual Cash on Hand located in each of the registers located in the Acquired Stores, it being understood that at the close of business on the date immediately preceding the Closing Date, Sellers shall count the Cash on Hand in each of the registers in the Acquired Stores.

          (i) Taking of Inventory.

                    (i) Inventory Taking. Commencing as of the Closing Date, Buyer and Sellers shall cause to be taken a SKU Cost Value and Retail Value physical inventory (the “Inventory Taking”) of the Inventory located in the Acquired Stores, which Inventory Taking shall be completed within fifteen (15) days of the Closing Date (the “Inventory Completion Date”, and the date of the Inventory Taking at each Inventoried Location being the “Inventory Date”). Sellers and Buyer shall jointly employ RGIS or another mutually acceptable independent inventory taking service (the “Inventory Taking Service”) to conduct the Inventory Taking. Prior to the Closing Date, Buyer and Seller shall agree upon the appropriate Inventory Taking Schedule. Buyer and Seller have agreed upon the procedures and instructions for the conduct of the Inventory Taking, which are attached hereto as Exhibit B (the “Inventory Taking Instructions”). Buyer and Sellers shall each be responsible for 50% of the fees and expenses of the Inventory Taking Service. Except as provided in the immediately preceding sentence, Buyer and Sellers shall each bear their respective costs and expenses relative to the Inventory Taking. Buyer and Sellers shall each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking

Service. During the conduct of the Inventory Taking in each of the Acquired Stores, the applicable Acquired Stores shall be closed to the public and no sales or other transactions shall be conducted. The Cost Value of any item of Inventory shall be determined as provided for by this Agreement in accordance with the Inventory Taking Instructions. In the event of a conflict between this Agreement and the Inventory Taking Instructions, the terms of this Agreement shall control.

                    (ii) Ticket Prices. Sellers represent that the ticketed prices of items of Inventory do not and shall not include any sales taxes. If an item of Inventory has more than one ticketed price, or if multiple items of the same SKU are ticketed, at different prices, or have a different SKU or PLU price, the lowest ticketed, marked, SKU or PLU price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, that are located within the same Store (the “Lowest Store Price”), unless it is reasonably determined by Sellers and Buyer that the applicable Lowest Store Price was mismarked or such item was priced because it was damaged or marked as “as is”, in which case the higher price shall control.

                    (iii) Data Files. Sellers agree to make their SKU data files and related computer hardware and software available to Buyer and the Inventory Taking Service commencing prior to the applicable Inventory Date for an Acquired Store. During the period between the Closing Date and the Inventory Date at each of the Acquired Stores (the “Interim Sale Period”), Sellers and Buyer, as the case may be, shall jointly keep (i) a strict count of gross register receipts less applicable sales taxes (“Gross Rings”), and (ii) cash reports of sales within such Acquired Stores. Register receipts shall show for each item sold the Cost Value for such item and the markdown or discount, if any, specifically granted by Buyer. All such records and reports shall be made available to Buyer and Sellers during regular business hours upon reasonable notice. Inventory shall include all Inventory sold during the Interim Sale Period calculated on the Gross Rings basis, on the basis of one hundred percent (100%) of the aggregate Cost Value of Inventory sold during the Interim Sale Period (without taking into account any point of sale discounts or point of sale markdowns).

                     (iv) Procedures Regarding Inventory Taking. With respect to the reconciliation of the Inventory Taking, each of Sellers and Buyer shall have fifteen (15) days to review and raise any objections with respect to reconciliation of the Inventory Taking following the delivery thereof (the “Inventory Dispute Period”), during which time, each party may dispute any amounts reflected in the reconciliation of the Inventory Taking by giving notice in writing to the other party specifying each of the disputed items and setting forth in reasonable detail the basis for such dispute. Failure by Sellers or Buyer to dispute amounts or items reflected in the Inventory Taking before the expiration of the Inventory Dispute Period shall be deemed an acquiescence thereto by such party.

                    (v) Special Provisions for Inventory Taking of Purchased Consignment Goods Located in Stores Other Than Acquired Stores. Notwithstanding anything contained herein to the contrary, Sellers, at their expense, shall cause Purchased Consignment Goods located in Stores other than the Acquired Stores to be transferred to the Distribution Center within thirty (30) days of the Closing Date. Upon completion of the transfer of all such Purchased Consignment Goods to the Distribution Center, Buyer and Sellers shall cause to be taken a SKU

Cost Value and Retail Value physical inventory of such goods pursuant to the Inventory Taking Procedures set forth herein.

          (j) Closing. If the Sale Order is entered, then, subject to the satisfaction or waiver by the parties of the conditions to their respective obligations set forth in Section 7 below, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sellers’ counsel, Kilpatrick Stockton LLP, 31 West 52nd Street, 14th Floor, New York, New York, 10019 at 10:00 a.m. prevailing Eastern Time on April 11, 2008 or at such other place, date and time as the parties may agree in writing. The time and date upon which the Closing occurs is referred to herein as the “Closing Date.” All transactions at the Closing shall be deemed to take place simultaneously and none shall be deemed to have taken place until all shall have taken place.

          (k) Deliveries at Closing. At the Closing, (i) the Sellers shall deliver to the Buyer the various instruments and documents referred to in Section 7(a) below, (ii) the Buyer shall deliver to the Sellers the various instruments, and documents referred to in Section 7(b) below, and (iii) the Buyer shall deliver to the Sellers the Initial Cash Payment and the Letter of Credit.

          (l) Assumption of Purchased Leases. Upon entry of the Expedited Procedures Order or as soon as reasonably practicable thereafter, Sellers shall serve copies of the Ten-Day Notice, the form of Assumption and Assignment Agreement, and form of Assumption Order (the “Lease Assumption Documents”) to each of the landlords for the Purchased Leases (other than Purchased Leases the assumption of which the Buyer elects to delay pursuant to the terms of this Section). Buyers shall prepare the Lease Assumption Documents at their cost and shall timely provide such Lease Assumption Documents to Sellers for Sellers to serve pursuant to this paragraph. Sellers shall assign to Buyer and Buyer shall assume from Sellers, the Purchased Leases pursuant to Section 365 of the Bankruptcy Code and the Expedited Procedures Order, provided, that, notwithstanding anything contained herein to the contrary, Buyer may elect to defer the assumption of up to fifteen (15) Purchased Leases until May 15, 2008 (the “Delayed Assumption Date”). On or prior to the Delayed Assumption Date, Sellers shall assign to Buyer such of the remaining Purchased Leases as the Buyer may from time to time elect to have assigned, subject to Section 365 of the Bankruptcy Code, the Expedited Procedures Order and the provisions of this paragraph. Any Purchased Leases not assumed by the Buyer on or prior to the Delayed Assumption Date shall be deemed not to be assumed by the Buyer and shall be immediately rejected by the Sellers (except with respect to the Acquired Stores referred to in the last sentence of this paragraph that are rejected upon conclusion of the liquidation by Great American); provided, that, Buyer shall pay all rent and other store occupancy and store-level costs for such Stores from the Closing Date through the date of rejection by the Sellers. Sellers shall operate the Acquired Stores for which the Purchased Leases the Buyer delays assumption pursuant to this section for Buyer’s benefit for the period between the Closing Date and the Delayed Assumption Date, and Buyer shall reimburse Seller for all Store-level costs of such operations. At Buyer’s request, Sellers shall cause its agent, Great American, to conduct, at Buyer’s expense, the liquidation of any Inventory in any Acquired Store for which the Purchased Lease is not assumed by Buyer on or prior to the Delayed Assumption Date, provided, that the proceeds of such liquidation shall be remitted to and retained by the Buyer.

          (m) Payment of April Rent. On the Closing Date, Buyer shall reimburse Sellers for all rent and other occupancy expenses paid by the Sellers for the month of April for the Acquired Stores.

3. Buyer’s Representations and Warranties. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on and as of the Closing Date).

          (a) Organization and Standing. The Buyer is a corporation or limited liability company, as applicably, duly organized, validly existing and in good standing under the laws of its state of organization.

          (b) Authorization. The Buyer has full right, power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder. All corporate and other proceedings required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Buyer and constitute a legal, valid and binding obligation of such party, enforceable in accordance with its terms (except as limited by bankruptcy, insolvency and other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles). No consent of any lender, trustee, security holder or any other person or entity is required to be obtained by the Buyer in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Buyer and the consummation of the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer: (i) does not violate or constitute a breach of or default under any contract, agreement or commitment to which the Buyer is a party, under which it is obligated or to which the Buyer is subject; and (ii) does not violate any judgment, order, statute, rule or regulation to which the Buyer is subject or the certificate of incorporation or by-laws of the Buyer. No consent, approval, license, permit or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by the Buyer of the transactions contemplated hereby.

          (c) Litigation. There are no actions, suits, proceedings or investigations pending in any court or before any Governmental Entity (or, to the knowledge of the Buyer, threatened) against the Buyer which would adversely affect its performance under this Agreement or the Ancillary Agreements.

          (d) Financing. The Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase the Purchased Assets, pay any other amounts to be paid by it hereunder and to otherwise carry out the duties required of it pursuant to this Agreement.

4. Sellers’ Representations and Warranties. Each of the Sellers represents and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on and as of the Closing Date).

          (a) Title to Assets; Liens and Encumbrances. On the Closing Date, the Sellers shall have good and marketable title to and be the sole owners of (or have valid and enforceable leases for) the Purchased Assets, as applicable. All of such tangible personal property included the Purchased Assets is being sold “as-is” “where-is” and with all faults, if any.

          (b) Inventory.

(i) On the date of the Inventory Taking, the Cost Value of the Inventory (exclusive of Purchased Consignment Goods) will be no less than $18,000,000 or more than $24,000,000.

          (ii) Sellers have not and shall not purchase, or transfer to or from the Acquired Stores, any merchandise or goods (other than Excluded Consignment Goods) outside the Ordinary Course of Business in anticipation of the Closing or of the Inventory Taking. Following the date of this Agreement, Sellers shall not transfer to any of the Acquired Stores any merchandise or goods from the Distribution Center or the vault.

(c) Purchased Leases.

          (i) To the knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and General Counsel of the Sellers, (i) each of the Purchased Leases is legal, valid, binding, enforceable and in full force and effect, and subject to the entry of the Sale Order, no event of default currently exists other than an event of default triggered solely by the insolvency of the Sellers, commencement of the Bankruptcy Case, or that cannot be cured with the payment of money, and no event has occurred thereunder that after the giving of notice and the passage of any applicable cure period would constitute an event of default and (ii) Sellers have neither delivered nor received any notice from the other party to any such lease of the termination thereof (excluding in each case defaults to be cured by Bankruptcy Court order). True, complete and correct copies of the Leases have been made available to Buyer. Subject to entry of the Sale Order, each of the Purchased Leases may be freely assigned (without third party consent) by Sellers to Buyer.

          (ii) Sellers have provided or will provide access at or before the Closing Date to the following items to the extent same, or the information from which same can be prepared (and permit Buyers to make copies thereof) are in the possession or control of Sellers:

(A) True, complete and accurate copies of all Purchased Leases, including, without limitation, all amendments to and assignments of them and all notices delivered pursuant to them; and

          (B) True, complete and accurate copies of all environmental inspection reports with respect to the Acquired Stores in Sellers’ possession. Without in any way modifying the obligations of Sellers pursuant to this Agreement, Buyer acknowledges that this Section 4(c) imposes no obligation on Sellers to obtain new environmental inspection reports, surveys, title policies or commitments or site plans with respect to the Acquired Stores.

          (d) Fixed Assets. Schedule 4(d) hereto contains a complete and accurate list of all Tangible Personal Property of Sellers in all material respects.

          (e) No Brokers. Other than Rothschild Inc., Sellers have not taken any action that would cause Buyer or Sellers to have any obligation or liability to any person for finders’ fees, brokerage fees, agents’ commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (f) Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 4, the Sellers make no representation or warranty, statutory, express or implied, at law or in equity, in respect of Sellers or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose or any other warranty of quality, and any such other representations or warranties are hereby expressly disclaimed, and there are no other warranties, statutory, express, or implied that extend beyond the warranties contained in this Agreement. The Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 4, the Buyer is purchasing the Purchased Assets on an “as-is, where-is” basis and “with all faults.”

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

          (b) Reserved.

          (c) Operation of Acquired Stores. Until the Closing Date, and except as consented to, in writing, by the Buyer which consent shall not be unreasonably withheld, in respect of the Acquired Stores, the Sellers will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, the Sellers will maintain the Inventory in the Ordinary Course of Business, and the Sellers will use commercially reasonable efforts to preserve their relationships with their customers, suppliers, lessors, employees and other Persons having business relations with them. Prior to the Closing Date, Sellers shall not reject any Purchased Lease.

          (d) Access. Up to and including the Closing Date, the Sellers will permit representatives of the Buyer (including legal counsel and accountants) to have reasonable access at all times to all Sellers’ premises, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Acquired Stores. In addition, prior to the Closing Date, the

Sellers will permit authorized representatives and professionals of the Buyer reasonable access to all management personnel of the Sellers during normal business hours, provided, that such access shall not unreasonably interfere with the Sellers’ ability to conduct it operations or business. The Buyer and its representatives shall coordinate all requests for access and information with the Sellers. In accordance with the Confidentiality Agreement among the Buyer and the Sellers, the Buyer shall treat and hold as confidential any Confidential Information it receives from the Sellers in the course of the reviews contemplated by this Section 5(d), including, without limitation, any Confidential Information it received prior to the date hereof, shall not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, shall return to the Sellers all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

          (e) Bankruptcy Court Approval and Related Matters. The Parties acknowledge and agree as follows:

          (i) Sellers shall, in accordance with all applicable requirements of, and procedures under, the Bankruptcy Code (a) file with the Bankruptcy Court a motion (the “Sale Motion”) seeking approval of the Sale Order (as defined below) and thereafter take all actions as may be reasonably necessary to cause such Sale Order to be issued, entered and become a Final Order, and (b) timely serve copies of the notices setting forth the hearing date on the Sale Order upon any and all parties in interest entitled or required to receive notice under all applicable laws, rules and regulations and orders of the Bankruptcy Court prior to the hearing on such motions (all such motions and actions relating to the Sale Order will be in form and substance reasonably satisfactory to Buyer).

          (ii) Sellers shall use their best efforts so that the Bankruptcy Court approves the Transactions by order, substantially in the form attached hereto as Exhibit C (and which, as entered by the Bankruptcy Court, in a form and substance reasonably acceptable to Buyer’s counsel) (the “Sale Order”).

          (iii) Buyer agrees to cooperate with Sellers in connection with furnishing information pertaining to the satisfaction of the requirement of adequate assurances of future performance of the Purchased Leases as required under Section 365 of the Bankruptcy Code.

          (iv) Sellers will notify, as is required by the Bankruptcy Code and as reasonably requested by the Buyer, all parties entitled to notice of all motions, notices and orders required to consummate the transactions contemplated by this Agreement, including, without limitation, the Sale Procedures Order and/or the Sale Order, as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court.

          (f) Reserved.

          (g) Employees and Employee Benefits Matters.

(i) For each Acquired Store as to which a Purchased Lease is assumed and assigned to Buyer as of the Closing Date, all Employees employed at such Acquired

Store shall be terminated by the Sellers effective immediately prior to the Closing Date and prior to the assumption and assignment of such Purchased Lease. On the Closing Date, Buyer shall offer employment to those employees of Sellers that Buyer elects to employ (such employees who actually commence employment after the Closing Date, the “Transferred Employees”).

          (ii) Buyer shall either maintain the current compensation and benefit arrangements of the Transferred Employees or provide compensation and benefits to such employees that Buyer determines in good faith are, in the aggregate, at least as favorable as the prevailing industry standard or comparable employees of Buyer and its affiliates. For purposes of eligibility, vesting and the calculation of the amount of vacation, severance or other benefits under the employee benefit plans of Buyer providing benefits to Transferred Employees, Buyer shall credit each Transferred Employee with his or her years of service with Sellers to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Plan.

          (iii) Sellers shall be responsible for providing or discharging any (if any) and all notifications, benefits and liabilities to Employees and governmental entities under the Worker Adjustment and Retraining Notification Act of 1988, if applicable, or by any other applicable law relating to plant closings or employee separations or severance pay, including pre-closing notice or liabilities if actions by Buyer on or after the Closing Date result in a notice requirement under such laws.

          (iv) Other than as set forth in this Section 5(g), nothing contained in this Agreement shall be construed to require, or prevent the termination of, employment of any individual, require minimum benefit or compensation levels or prevent any change in the employee benefits provided to any individual Transferred Employee.

          (h) Government Agreements. At all times prior to the Closing Date, Buyers shall be authorized to communicate with any Government Entity regarding any Government Agreements and matters pertaining thereto, solely in respect to the Purchased Assets, provided, however, that Buyers shall have no authority to, and shall not, make any representations, warranties or agreements on behalf of Sellers without Sellers’ prior written consent.

6. Post-Closing Covenants.

          (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

          (b) Transaction Consideration Allocation. The Transaction Consideration and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with an allocation proposed by Buyer and reasonably acceptable to Sellers, which shall be prepared in accordance with Section 1060 of the Code and delivered by Sellers to Buyer within sixty (60) calendar days after the Transaction Consideration has been determined. Sellers (and their

Affiliates) will file Internal Revenue Service Form 8594 and all other Tax returns, consistently with the allocation of the Transaction Consideration and the Assumed Liabilities to the Purchased Assets as provided in accordance with this paragraph as necessary for Sellers or their Affiliates’ tax filings. Each party agrees promptly to provide the other with any additional information and reasonable assistance required to complete Form 8594 or as may be required under applicable law to report such allocation

          (c) Mail. From and after the Closing Date, (a) the Sellers shall promptly forward to the Buyer all mail, including checks, which the Sellers may receive and which relate exclusively or principally to the operation of the Purchased Assets and Assumed Liabilities and (b) the Buyer shall promptly forward to the Sellers all mail, including checks, which the Buyer may receive and which relate to the Excluded Assets or Retained Liabilities.

          (d) Access and Transition. During the Transition Period, the Sellers will permit representatives of the Buyer to have reasonable access during normal business hours to Sellers’ books, records (including Tax records), contracts, and documents of or pertaining to the Acquired Stores. The Buyer shall (at its expense) be permitted to make abstracts from, or copies of, all such documents. During the Transition Period, Sellers will permit representative of the Buyer to have reasonable access during normal business hours to Sellers’ headquarters and headquarter personnel to effect a transition of operations of the Acquired Stores to the Buyer including, without limitation, to switch over systems, and Sellers shall provide Buyers with daily data feeds (including, without limitation, sales tenders, warranty credits, and other operational data for the Acquired Stores) and Sellers shall otherwise reasonably cooperate with Buyers to effect an orderly transition of the operations of the Acquired Stores. Each Party shall bear its own cost in respect of such access and transition provided therein.

          (e) License. The Buyer shall have a royalty free license to use the Sellers’ name for the sale of Inventory and other operation of the Acquired Stores for a period of ninety (90) days following the Closing. After such 90 day period, Buyer shall have no right to any further use of Sellers’ names or any of its tradenames, trademarks or related intellectual property.

7. Conditions to Obligation to Close.

          (a) Conditions to the Buyer’s Obligation. The Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and the representation contained in Section 4(b)(i), in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

          (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material”, in which case the Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) the Sellers shall have delivered to the Buyer a certificate, dated the Closing Date, certifying the conditions specified in subsections (i) and (ii) above;

(iv) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (v) the Parties shall have entered into a general bill of sale and assignment, substantially in the form of Exhibit E hereto (the “Bill of Sale”), with respect to the Purchased Assets, executed by the Sellers, which shall be in full force and effect;

          (vi) the Parties shall have entered into an assignment and assumption agreement, substantially in the form of Exhibit F hereto (the “Assumption Agreement”), pursuant to which the Buyer shall be assigned and shall assume the Assumed Liabilities from the Sellers, executed by the Sellers, which shall be in full force and effect;

(vii) the Bankruptcy Court shall have entered the Sale Order, and such order shall not have been appealed, rescinded, reversed, modified or stayed;

          (viii) the Bankruptcy Court shall have entered one or more orders finding that Buyer has demonstrated adequate assurance of future performance as required by Section 365 with respect to the Purchased Leases and the Bankruptcy Court shall have entered the Expedited Procedures Order;

          (ix) the Bankruptcy Court shall have entered an order in form and substance satisfactory to Buyer providing that (i) the Anti-Assignment Provisions (as defined in the Expedited Procedures Motion) are unenforceable; and (ii) that Buyer shall be entitled to exercise any and all unexpired renewal and extension options, rights of first refusal, non-disturbance rights and protections and similar provisions.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

          (b) Conditions to Sellers’ Obligation. The Sellers’ obligation to consummate the transactions to be performed in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date except to the extent that any such representations and warranties are qualified by terms such as “material”, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material”, in which case the Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Sellers shall have received the Initial Cash Payment, the $40,000 payment referred to in Section 2(g)(i)(A)(iii), and the Letter of Credit;

(v) the Parties shall have duly executed the Bill of Sale and the Assumption Agreement, which shall be in full force and effect;

(vi) the Bankruptcy Court shall have entered the Sale Order, and such order shall not have been rescinded, reversed, modified or stayed;

          (vii) that certain settlement agreement and release by and among Sellers, the Official Committee of Unsecured Creditors of Sellers, the members of such Committee identified therein, and Harbinger Capital Partners Master Fund I, Ltd., shall have been entered into by such parties and filed with the Bankruptcy Court.

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

8. Survival of Representations and Warranties.

The representations and warranties of the parties set forth in this Agreement shall survive until Final Inventory Reconciliation, at which point such representations and warranties shall terminate. Sellers shall indemnify and hold harmless, the Buyer and its designees from any loss, liability, damage or expense relating to or arising from the Retained Liabilities.

9. Termination.

(a)	Termination of Agreement. This Agreement may be terminated as follows:

	(i)	By the Buyer, by its giving written notice to the Sellers:

(A)

at any time after April 11, 2008, if the Sale Order approving the sale of the Purchased Assets to the Buyer on the terms and conditions set forth in this Agreement hereof has not been entered on or before such date;

		(B)	at any time after April 11, 2008, if the Closing has not occurred for any reason other than the Buyer’s material breach of its obligations hereunder;

(C)

if there shall have been a material breach of any of the representations or warranties set forth in Section 4 of this Agreement, which breach is not cured within five (5) days following written notice to the Sellers; or

	(D)	if there shall have been a breach by the Sellers of their covenants to be performed on or before the Closing Date.

(ii)	by the Sellers, by their giving written notice to the Buyer:

(A)

if there shall have been a material breach of any of the representations or warranties set forth in Section 3 of this Agreement, which breach is not cured within five (5) days following written notice to the Buyer;

	(B)	if there shall have been a breach by the Buyer of its covenants to be performed on or before the Closing Date, which breach is not cured within five (5) days following written notice to the Buyer; or

	(C)	at any time after April 18, 2008, if the Closing has not occurred for any reason other than the Sellers’ material breach of their obligations hereunder.

(iii)	pursuant to Section 5(f) hereof.

(iv)	by the mutual written agreement of Buyer and Sellers.

          (b) Effect of Termination. If this Agreement is terminated pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate.

10. Taxes Related To Purchased Assets and Assumed Liabilities.

          (a) All stamp taxes, transfer taxes or similar taxes arising from the transfer of the Purchased Assets and the assumption of the Assumed Liabilities, and delivery of the Purchased Assets, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment of the Purchased Assets shall be paid by the Sellers on or prior to their due date. The Sellers shall file final sales tax returns within the time periods as may be prescribed by the laws of the jurisdictions in which Sellers are required and supply certificates of tax clearance to the Buyer as soon as possible thereafter.

          (b) The Sellers shall be liable for and pay all Taxes that are attributable to taxable years or periods prior to the Closing Date. The Buyer shall be liable for and pay all Taxes applicable to the Purchased Assets and Assumed Liabilities that are attributable to taxable years or periods beginning on the Closing Date.

          (c) Cooperation on Tax Matters. The Sellers and the Buyer shall (and shall cause any respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other Party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (i) for the preparation by such other Party of any Tax Returns or (ii) in connection with any Tax audit or proceeding including one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

          (d) Retention of Tax Records. After the Closing Date and until the expiration of all statutes of limitation applicable to the Sellers’ liabilities for Taxes, the Buyer shall retain possession of all accounting, business, financial and Tax records and information that (i) relate to the Purchased Assets and are in existence on the Closing Date and (ii) come into existence after the Closing Date but relate to the Purchased Assets before the Closing Date, and the Buyer shall give the Sellers notice and an opportunity to retain any such records in the event that the Buyer determines to destroy or dispose of them during such period. In addition, from and after the Closing Date, the Buyer shall provide to the Sellers (after reasonable notice and during normal business hours and without charge to the Sellers) access to the books, records, documents and other information relating to the Purchased Assets as the Sellers may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer. Such access shall include reasonable access to any computerized information systems that contain data regarding the Purchased Assets.

11. Miscellaneous.

          (a) Third Person Beneficiaries. Except for the members, partners, stockholders, equity participants or joint ventures of Buyer and their respective successors and assigns, each of which shall be an intended third person beneficiary of this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns

          (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

          (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may assign any or all of its rights, interests and obligations hereunder to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein; (ii) any post-Closing purchaser of all of the issued and outstanding stock of the Buyer or a substantial part of its Assets; and (iii) any financial institution providing debt or equity financing to the Buyer from time to time, but no such assignment shall relieve the Buyer of its obligations hereunder.

          (d) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Friedman’s Inc.
4550 Excel Parkway, Suite 100
Addison, TX 75001
Attention:	Steve Moore
Fax:	(972) 892-9608

with a copy to:

Kilpatrick Stockton LLP
1100 Peachtree Street, NE
Suite 2800
Atlanta, GA 30309-4530
Attention:	Dennis Meir and Ben Barkley
Fax:	(404) 541-3121

Moses & Singer LLP
405 Lexington Avenue
12th Floor
New York, NY 10174
Attention:	Lawrence L. Ginsburg and Alan Kolod
Fax:	(212) 554-7700

Harbinger Capital Partners Master Fund I, Ltd.
c/o Harbinger Capital Partners Funds
555 Madison Avenue, 16th Floor
New York, New York 10022
Attention:	Jeffrey Kirshner, Esq.
Telecopier No.:	(212) 508-3721

-and-

Harbinger Management Corporation
One Riverchase Parkway South
Birmingham, Alabama 35244
Attention:	General Counsel
Telecopier No.:	(205) 987-5568

Bingham McCutchen LLP
One State Street
Hartford, CT 06103
Attention:	Jonathan B. Alter, Esq.
Telecopier No.:	(860) 240-2969

and,

Whitehall Jewelers, Inc.
125 South Wacker Drive
Suite 2600
Chicago, IL 60606
Attention:	Robert Nachwalter, Esq
Fax:	(312) 469-5683

with a copy to:

Proskauer Rose LLP
One International Place
Boston, MA 02210
Attention:	Peter J. Antoszyk
Email:	pantoszyk@proskauer.com
Fax:	(617) 526-9899

          Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (g) Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code; provided that the validity and enforceability of all conveyance documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is located. For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Delaware or of the United States for the District of Delaware, and by execution and delivery of this Agreement, each of the Parties consents to the non-exclusive jurisdiction of those courts. Each of the Parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.

          (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (j) Expenses. Except as set forth elsewhere in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions contemplated hereby.

          (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

          (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

WHITEHALL JEWELERS, INC.

By:

Name:
Title:

SELLERS:

FRIEDMAN’S INC.,
a Delaware corporation

By

Name:
Title:

CRESCENT JEWELERS,
a California corporation

By

Name:
Title:

Schedule 4(d)

Tangible Personal Property

All of the Tangible Personal Property located on the premises of each Purchased Lease or associated with each Purchased Lease, including without limitation, all of the categories of assets listed below:

Asset Type

Furniture & Fixtures (including display cases, racks, shelving and signage)
Leasehold Improvements
Miscellaneous Equipment
Computer Equipment
Computer Software
Point of Sale Equipment